UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          October 25, 2010

Nelnet, Inc.
(Exact name of registrant as specified in its charter)

Nebraska (State or other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska	68508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (402) 458-2370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 25, 2010, Nelnet, Inc. (the "Company") received the required approval of the United States Department of Justice (the "DOJ") and the U.S. District Court for the Eastern District of Virginia (the “Court”) regarding the final settlement agreement (the “Settlement Agreement”) entered into among the Company, Jon H. Oberg (the “Relator”), and the DOJ, to resolve the previously reported qui tam action brought by the Relator on behalf of the federal government (the “Oberg Complaint”) naming the Company as one of several defendants regarding 9.5 percent special allowance payments on certain student loans.  The Company denies any wrongdoing and denies the contentions of the Relator as set forth in the Settlement Agreement and the Oberg Complaint.  The Settlement Agreement is the result of the previously reported agreement in principle with the Relator announced on August 13, 2010, which was subject to the completion of a formal binding settlement agreement and to the final approval of the United States of America, acting through the DOJ and the United States Attorney's Office for the Eastern District of Virginia and on behalf of the United States Department of Education (“ED”) and the Relator.

The Settlement Agreement provides for payment by the Company of $55.0 million, consisting of (1) a settlement amount of $47.0 million, payable to the United States and (2) payment of the Relator’s attorney’s fees and costs in the amount of $8.0 million, each within ten days after the entry of the order of dismissal by the Court.  This brief description of the Settlement Agreement is not complete and is qualified in its entirety by the complete terms and conditions of the Settlement Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.02  Results of Operations and Financial Condition.

In connection with the payments under the Settlement Agreement discussed under Item 1.01 above, the Company has recorded a pre-tax charge of $55.0 million and a corresponding tax deduction of $20.9 million for the third quarter period ended September 30, 2010.  The Company expects that the Internal Revenue Service (the “IRS”) will review the Settlement Agreement as part of its normal procedures for settlements with government agencies, to determine if the payments are deductible as ordinary and necessary business expenses.  While the Company believes that the payments are fully deductible under applicable tax law, the IRS may not agree with that position.

Item 8.01  Other Events.

On October 28, 2010, the Company also resolved an unrelated program review by ED involving the Company’s compliance with the prohibited inducements provisions of the Higher Education Act (the “Act”).  The Company has previously reported that ED had issued a preliminary program review report covering the period from October 1, 2002 to September 30, 2007 and required the Company to provide an explanation for the basis of the arrangements noted in the preliminary program review report.  The Company responded and provided an explanation of the arrangements noted in ED’s initial findings, and on September 3, 2010, ED issued a Final Program Review Determination letter, advising the Company it would not take further action with respect to six of the seven initial findings, deeming the Company’s responses to those findings sufficient to resolve the initial questions.  With respect to the remaining initial finding, ED alleged a violation of the prohibited inducements provisions regarding the Company’s relationship with one higher education institution in 2006-07, and indicated that it intended to assess a fine of $27,500, the statutory penalty for such violations.  The Company is confident its practices complied with applicable law and ED’s guidance on applicable law, but in order to resolve the remaining issue, on October 28, 2010, the Company entered into a Settlement Agreement and Release with ED, pursuant to which the Company denied any liability or violation of law, agreed not to appeal ED’s decision, and agreed to pay ED $27,500 in settlement of the matter.

Item 9.01  Financial Statements and Exhibits.

(d)             Exhibits.

Exhibit No.	Description

10.1
Settlement Agreement, made and entered into by and between the United States of America, acting through the Commercial Litigation Branch of the United States Department of Justice and on behalf of the United States Department of Education, Nelnet, Inc, Nelnet Education Loan Funding, Inc., and Jon H. Oberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NELNET, INC.

Dated: October 29, 2010	By:	/s/ TERRY J. HEIMES
Name: Terry J. Heimes
Title: Chief Financial Officer